Exhibit 99.1

Healthpeak Properties Announces Closing of Upsized $3 Billion Revolving Credit Facility

DENVER, Sept. 20, 2021 /PRNewswire/ -- Healthpeak Properties, Inc. (NYSE: PEAK) announced today that it has closed a new $3.0 billion senior unsecured revolving credit facility.

The new credit facility increases the total revolving commitments from $2.5 billion to $3.0 billion, reduces Healthpeak’s borrowing costs, and extends the maturity date to January 20, 2026, which may be further extended pursuant to two six-month extension options, subject to certain conditions.

Based on Healthpeak’s current credit ratings, the credit facility bears interest at a rate per annum equal to LIBOR plus 77.5 basis points, which represents a five basis point improvement from pricing under the previous unsecured revolving credit facility, and carries a facility fee on the entire revolving commitment of 15 basis points per annum.

“Our successful closing of this transaction demonstrates our continued proactive approach in managing our balance sheet to support Healthpeak’s growth and drive stockholder returns, by enhancing liquidity, extending maturities and lowering borrowing costs,” said Peter Scott, Chief Financial Officer. “We appreciate our banking group’s continued support and their confidence in our company and our future.”

The credit facility was arranged by BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC. BofA Securities, Inc. and JPMorgan Chase Bank, N.A. were the joint bookrunners for the credit facility. Bank of America, N.A. is serving as the administrative agent and JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association acted as co-syndication agents for the credit facility.

About Healthpeak Properties

Healthpeak Properties, Inc. is a fully integrated real estate investment trust (REIT) and S&P 500 company. Healthpeak owns and develops high-quality real estate in the three private-pay healthcare asset classes of Life Science, Medical Office and CCRCs. At Healthpeak, we pair our deep understanding of the healthcare real estate market with a strong vision for long-term growth. For more information regarding Healthpeak, visit www.healthpeak.com.

Contact

Andrew Johns, CFA

Vice President – Corporate Finance and Investor Relations

720-428-5400